Exhibit 99.1

QuantumScape Achieves Final 2021 Goal Ahead of Schedule

SAN JOSE, Calif. – November 16, 2021 – QuantumScape Corporation (NYSE: QS) today released 10-layer battery cell testing data showing 800 cycles at better than one-hour charge rates at 25 °C, achieving the goal it had laid out for 2021. With this achievement, QuantumScape has now met all the milestones it laid out at the beginning of the year.

“We are delighted to share this data on 10-layer cell performance,” said Jagdeep Singh, co-founder and CEO of QuantumScape. “This demonstrates that we continue to successfully execute on the objectives we established to scale up our technology and manufacturing efforts. These are groundbreaking results, as we believe no other player has demonstrated equivalent performance with solid-state or lithium-metal battery technology.”

The results confirm that the company achieved the goal, which was to demonstrate a 10-layer cell capable of at least 800 cycles with energy retention greater than 80%; a 1C-1C charge and discharge rate; at 25 °C, 3.4 atmospheres of pressure, and 100% depth of discharge.

The company now intends to focus on its goals for 2022 and 2023, including further increasing the quality, consistency and layer counts for the cells, delivering customer prototypes and continuing to build out its QS-0 pre-pilot production line.

About QuantumScape Corporation

QuantumScape is a leader in developing next-generation solid-state lithium-metal batteries for electric vehicles. The company is on a mission to revolutionize energy storage to enable a sustainable future. For more information, please visit www.quantumscape.com.

Forward-Looking Statements

The information in this press release includes a “forward-looking statement” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline and performance of QuantumScape’s products and technology are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside QuantumScape’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) QuantumScape faces significant barriers in its attempts to scale and complete development of its solid-state battery cell and related manufacturing processes, and in achieving the quality, consistency and throughput required for commercial production and scale, (ii) QuantumScape may encounter substantial delays in the development, manufacture, regulatory approval, and launch of QuantumScape solid-state battery cells and building out of QS-0, which could prevent QuantumScape from commercializing products on a timely basis, if at all, and (iii) QuantumScape may be unable to adequately control the costs of manufacturing its solid-state separator and battery cells. QuantumScape cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect QuantumScape is set forth under the “Risk Factors” section in the QuantumScape’s Annual Report on Form 10-Q filed with the Securities and Exchange Commission on October 28, 2021, and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, QuantumScape disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

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media@quantumscape.com

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